Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, Michigan 48071 248-291-1210

FOR IMMEDIATE RELEASE

February 12, 2014

CONTACT:	Rob Swadosh / Patrick Malone
The Dilenschneider Group
212-922-0900

INFUSYSTEM HOLDINGS, INC. ANNOUNCES

DATE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

MADISON HEIGHTS, MICHIGAN, February 12, 2014—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, announced that it will hold its 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) on May 8, 2014 at 10:00 a.m. Eastern Time at the Company’s offices at 31700 Research Park Drive, Madison Heights, Michigan 48071.

Shareholders of record of InfuSystem common stock at the close of business on March 14, 2014 are entitled to notice of, and to vote at, the meeting. The Company expects the notice of the Annual Meeting and Definitive Proxy Statement will be mailed to stockholders on or about April 8, 2014. In addition, the Definitive Proxy Statement and 2013 Annual Report (“Form 10-K”) will also be available online at www.infusystem.com on the Investors page under the IR Calendar on or after April 8, 2014.

Because the expected date of the 2014 Annual Meeting represents a change of more than 30 days from the anniversary of the Company’s 2013 annual stockholders’ meeting, the Company has set a new deadline for the receipt of stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for inclusion in the Company’s proxy materials for the 2014 Annual Meeting. In order to be considered for inclusion, such proposals must be received in writing by the Company before the close of business on March 7, 2014.

Proposals must also comply with the applicable requirements of Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials and other applicable laws. The March 7, 2014 deadline will also apply in determining whether notice of a stockholder proposal is timely for purposes of exercising discretionary voting authority with respect to proxies under Rule 14a-4(c)(1) of the Exchange Act.

Additionally, in order for a stockholder to bring business before the 2014 Annual Meeting outside of Rule 14a-8 of the Exchange Act or to nominate a director, it must provide timely notice within the applicable time period set forth in the advance notice provisions of the Company’s Bylaws (the “Bylaws”). The Bylaws provide that the Secretary of the Company must receive written notice at the principal executive offices of the Company no earlier than 90 days (February 7, 2014) and no later than 60 days (March 9, 2014) prior to the date of the 2014 Annual Meeting, and the stockholder must otherwise comply with the requirements set forth in the Bylaws. Because March 9, 2014 is a Sunday, the Secretary of the Company must receive written notice before 5:00 p.m. Eastern Time on March 7, 2014.

Any stockholder proposal for inclusion in the Company’s proxy materials, notice of proposed business to be brought before the 2014 Annual Meeting, or director nomination should be sent to the Company’s Secretary at the Company’s principal executive offices located at 31700 Research Park Drive, Madison Heights, Michigan 48071.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

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